Exhibit 10.3
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of August 10, 2021 (the “Effective Date”) and entered into by and between NOVAVAX, INC. (“Novavax”), a Delaware corporation, having a place of business at 21 Firstfield Road, Gaithersburg, Maryland 20878 and GREGORY F. COVINO (“Consultant”), an individual, having an address at [***]. Novavax and Consultant may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
Consultant and Novavax, intending to be legally bound, hereby agree as follows:
1.Engagement. Upon the terms and subject to the conditions set forth in this Agreement, Novavax hereby agrees to engage Consultant as an independent contractor, to render services to and on behalf of Novavax and Consultant hereby agrees to render such services to and on behalf of Novavax.
2.Consultant Services. Consultant shall provide the services described on Exhibit A and such other services as requested by Novavax in writing or as suggested by Consultant and approved by Novavax in writing (the “Services”), each of which shall thereafter deemed to be an addendum of Exhibit A.
3.Provisions of Services – Prior Approval.
3.1Production of Deliverables. Consultant shall provide a written “Proposal” for Novavax to review and approve; upon written approval by the Parties, any such Proposal shall be deemed an Exhibit to this Agreement. Consultant’s performance of Services shall only include the completion and delivery of deliverables that may be set forth on each approved Proposal (“Deliverables”). Novavax shall not be liable to Consultant for the cost of any Deliverables not performed pursuant to Novavax’ request for or assent to the production of such Deliverables in writing.
3.2Meetings. Consultant shall attend meetings at Novavax or elsewhere pursuant to the written agreement of Novavax and Consultant. Novavax shall be liable for Consultant’s fees and related expenses only for attendance at meetings according to the scope outlined in any mutually accepted Proposal, or other meetings as mutually agreed to in writing by both Parties.
4.Fees and Invoicing.
4.1Fees. In full consideration of the provision of the Services and the obligations undertaken pursuant to this Agreement, Novavax agrees to pay Consultant at the rates described on Exhibit A or in each Proposal unless otherwise specified in writing. Consultant shall not exceed dollar limits established in any exhibit or Proposal without prior written authorization from Novavax. Furthermore, Consultant represents and agrees that any and all compensation received under this Agreement constitutes fair market value for the Services performed.
4.2Expenses. Novavax shall reimburse Consultant for the reasonable transportation costs and related expenses incurred by Consultant in connection with the Services that are approved in advance by Novavax, payable upon receipt of invoice with copies of receipts for such expenses. Travel time will not be reimbursed. Novavax will provide reimbursement for legitimate, approved business related expenses. These include travel, meals, hotel, rental car, use of own car, telephone, and other items. Consultant shall submit itemized documentation and receipts to Novavax at the time reimbursement is requested. Such documentation will be audited to ensure that charges are reasonable and customary. Consultant shall bear the cost of all other expenses incurred by Consultant in connection with the performance of the Services, unless otherwise agreed in writing.
4.3Invoicing. Consultant shall provide Novavax with an invoice, expressed in U.S. dollars, no later than the 5th day of each month, detailing all time spent by Consultant in performing the Services, the expenses incurred by Consultant in connection therewith that were approved by Novavax, and the total amount due to Consultant. The invoices shall provide a narrative description of the activity performed, the time spent by Consultant performing such activities, and shall contain such other information in such detail as Novavax may reasonably request. Subject to the terms and conditions set forth herein, Novavax shall pay all amounts due hereunder, and not disputed in good faith, within thirty (30) days after its receipt of such invoice.
4.4Relationship of the Parties. The relationship of Consultant to Novavax hereunder is that of independent contractor. Nothing herein shall be deemed to create any partnership, association, or
CONFIDENTIAL
107830762_2

joint venture between the Parties. Consultant shall not be construed for any purpose to be an employee subject to the control and direction of Novavax or any of its affiliates. Consultant shall not be entitled to any of the benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Novavax. Consultant shall have sole responsibility, subject to rules promulgated by the U.S. Internal Revenue Service (the “IRS”) or any other tax authority, for the proper reporting and payment of any and all applicable U. S. or any other taxes due on payments made to Consultant by Novavax hereunder.
4.5    Prior Equity Awards. Consultant acknowledges and agrees that any equity awards outstanding as of the termination of his employment will not continue to vest during his service as a consultant and that any vested stock options outstanding will expire three months following his termination of employment, regardless of his consulting period, pursuant to the terms of the underlying equity award agreements.

5.Term and Termination.
5.1Term and Termination. This Agreement shall commence on the Effective Date and expire, unless terminated earlier as set forth in this Paragraph 5.1. The Parties may agree in writing to extend the Term of this Agreement.
(a)Novavax may terminate this Agreement before its expiration or any specific Services for any reason upon thirty (30) days advance written notice to Consultant.
(b)Consultant may terminate this Agreement and/or any specific Services if Novavax is in default of any of its material obligations set forth herein, and such breach is not cured within thirty (30) days after Novavax’ receipt of a written notice from Consultant that describes such breach in reasonable detail.
5.2Duties Upon Termination.
(a)Upon termination of this Agreement for any reason, Consultant shall promptly deliver to Novavax all Confidential Information and all copies thereof and immediately cease all use of Confidential Information and the Intellectual Work Product.
(b)Upon termination of this Agreement for any reason and within 30 days of submission of a final invoice to Novavax, Novavax shall promptly pay all undisputed outstanding amounts to Consultant for hours worked, expenses incurred, and fees identified in each Exhibit to this Agreement.
6.Confidential Information.
6.1Without the express prior written consent of Novavax, Consultant shall only use for the purpose of rendering the Services and shall not disclose or use any Confidential Information (as defined below) of Novavax for Consultant’s direct or indirect benefit or the direct or indirect benefit of any third party, and Consultant shall maintain, both during and for seven (7) years after Consultant’s engagement, the confidentiality of all Confidential Information of Novavax. The term “Confidential Information” shall include all information disclosed to Consultant by Novavax including without limitation: trade secrets, know-how, patent applications or patentable improvements thereto, biomedical technology, inventions, writings, blueprints, computer programs, documents, engineering specifications, diagrams, charts, models, research studies, assays, marketing studies, process descriptions, manufacturing processes, projections, information relating to customers, suppliers, distributors, licensees, profits, costs, pricing or tooling, and all other materials or information relating to or dealing with the business operations, technologies or activities of Novavax, whether written, oral, electronic or visual, tangible or intangible, whether machine readable or otherwise and shall also include the existence of any relationship between Novavax and Consultant, including but not limited to the terms of this Agreement and the terms of the engagement by Novavax of Consultant, except to the extent Consultant reasonably is required to notify another for purposes of soliciting legal, accounting and/or tax services and/or advice; and all information and materials prepared by Consultant in the course of, relating to or arising out of
CONFIDENTIAL

107830762_2

Consultant’s engagement by Novavax, or prepared by any other Novavax employee or contractor for Novavax or its customers. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.
6.2At Novavax’ request, Consultant shall immediately: (i) discontinue all use of all Confidential Information; (ii) return to Novavax all materials then in Consultant’s possession or subject to its control that contain Confidential Information, including all copies thereof and all summaries, analyses and notes thereon; (iii) erase or destroy all Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Consultant; and (iv) warrant in writing to Novavax that Consultant has taken all actions described in the foregoing Subparagraphs 6.2(i)-(iii).
6.3The restrictions set forth in this Section 6 shall not apply to Confidential Information that:
(a)is rightfully in the possession of Consultant prior to the date of the disclosure of such information to Consultant by the disclosing party;
(b)is in the public domain prior to the date of the disclosure of such information to the receiving party by the disclosing party;
(c)becomes part of the public domain by publication or by any other means except an unauthorized act or omission on the part of Consultant or its employees, consultants or advisors;
(d)is or was supplied to Consultant on a non-confidential basis by a third party who is under no obligation to the disclosing party to maintain such information in confidence. Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of Consultant merely because it is embraced by more general information in the public domain or in the prior possession of Consultant.
6.4Securities Trading. Consultant further agrees that Consultant will not buy, sell or otherwise trade any securities of Novavax based on any material Confidential Information learned as a consultant of Novavax, or tip others to do so. If Consultant is ever unsure about Consultant’s compliance with this Section 6.4, Consultant shall contact the Chief Financial Officer of Novavax.
6.5Trade Secrets. Pursuant to 18 USC Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.Property Rights. All work produced hereunder, including, without limitation, all inventions, ideas, creations, designs, discoveries, developments, techniques, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, data or other work product related to the Services provided by Consultant under this Agreement (whether patentable or subject to copyright, or not), which are first conceived, made or otherwise originated or acquired or first actually constructively reduced to practice during the Term or within six (6) months following the expiration or termination of the Term, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be deemed work made for hire and made in the course of services rendered for Novavax and shall be the sole and exclusive property of Novavax. Novavax shall have the sole, absolute and unlimited right to protect by patent or copyright, and to make, have made, use, and sell the Work Product as it sees fit. To the extent that title to the Work Product may not be considered work for hire, Consultant irrevocably agrees to transfer and assign to Novavax in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registrations thereof) in, and ownership of, the Work Product that Consultant may have, as and when such rights arise. Novavax further agrees that it will execute, and will cause its applicable employees to execute, all documents necessary to enable Novavax to protect and record its ownership of the Work Product.
CONFIDENTIAL

107830762_2

8.Authority to Contract. Novavax represents and warrants to Consultant that the execution and delivery of this Agreement and the performance of the provisions hereof have been duly authorized by all necessary action on Consultant’s part, that this Agreement has been duly and validly executed and delivered by Consultant, that this Agreement constitutes a valid and legally binding agreement enforceable against Consultant in accordance with its terms. Consultant represents and warrants to Novavax that this Agreement has been duly and validly executed and delivered by Consultant, that this Agreement constitutes a valid and legally binding agreement enforceable against Consultant in accordance with its terms, and that neither the execution and delivery of this Agreement nor the performance of the provisions hereof constitute or will constitute a violation of any contract, or other agreement or relationship to which Consultant is a party or by which Consultant is bound.
9.Equitable Relief. In the event that any provision of Section 6 or 7 shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable. Consultant recognizes and agrees that Novavax’ remedy at law for any breach of the provisions of Sections 6 or 7 hereof would be inadequate, and Consultant agrees that for breach of such provisions, Novavax shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.
10.Miscellaneous.
(a)Debarment. Consultant has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. Section 335a. Consultant represents and warrants that Consultant will not use in any capacity, in connection with any Services to be performed under this Agreement, any individual who has been debarred pursuant to the aforementioned act, or excluded from a federal healthcare program (each, a “Representative”). If at any time during the term of this Agreement Consultant or a Representative (a) becomes debarred, or (b) receives notice of action or threat of action with respect to debarment, Consultant shall notify Novavax immediately. In the event that Consultant becomes debarred as set forth in (a) above, this Agreement shall automatically terminate upon Novavax’ receipt of such notice without any further action or notice by or from Novavax. In the event that Consultant receives notice of action as set forth in (b) above, Novavax shall have the right to terminate this Agreement immediately.
(b)Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the Party to be charged with such waiver or consent. A waiver by a Party of any provision of this Agreement shall not be construed as a continuing waiver of the same provision.
(c)Notice. Any notice, request, demand, consent or other communication required or permitted hereunder shall be in writing and effectively given if delivered personally or by FedEx or other nationally recognized overnight courier service (with evidence of receipt thereof), or sent by first class mail, using certified or registered mail, postage prepaid, addressed to the Party for which it is intended at the address as set out below or as may be designated by notice pursuant hereto.
To Novavax:    NOVAVAX, INC.
21 Firstfield Road
Gaithersburg, MD 20878
Attention: General Counsel

To Consultant:    GREGORY F. COVINO
[***]
[***]

(d)Headings; Interpretation. The titles and descriptive headings of the sections of this Agreement are inserted solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict with, or inconsistencies between, the provisions of this
CONFIDENTIAL

107830762_2

Agreement and an Exhibit, such conflicts or inconsistencies shall be resolved by giving precedence to the Agreement.
(e)Severability. If any provision herein is found to be unenforceable, it is the intent of the Parties that such provision be replaced, reformed or narrowed so that its original business purpose may be accomplished to the extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
(f)Amendments. No supplement, amendment, modification or rescission of this Agreement shall be valid or enforceable unless set forth in writing and signed by both Parties.
(g)Survival. The rights and duties under Section 6 [Confidential Information] and this Section 10 of this Agreement shall survive the expiration or termination of this Agreement.
(h)Assignment. This Agreement, and all rights and obligations of the Parties hereunder, shall not be assigned or delegated by either Party without the prior written consent of the other Party, provided, however, that Novavax may assign this Agreement to any affiliate or successor in interest without obtaining the consent of Consultant. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and the respective successors and assigns. The term “affiliate” shall mean all entities controlling, controlled by, or under common control with the subject entity as the case may be. The term “control” shall mean the ability to vote more than fifty percent (50%) of the voting securities of any entity or otherwise having the ability to direct the management and policies of an entity.
(i)Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of Maryland, without regard to choice of law principles.
(j)No Publicity. Neither Party shall directly or indirectly cause or permit (a) the oral or written release of any public statement referring to the existence or terms of this Agreement or any Exhibit, or (b) any use of the other Party’s name or trademarks, without the other Party’s prior written consent, save and except as such disclosure is required by law or any securities exchange or governmental body to which either Party is subject or submits, wherever situated, including (without limitation) the Securities and Exchange Commission, The NASDAQ OMX Group, or the Food and Drug Administration whether or not the requirement has the force of law.
(k)Entire Agreement. This Agreement and all attachments hereto, including any amendments, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, and negotiations, whether oral or written, express or implied, of the Parties with respect hereto. The Exhibits hereto form an integral part of this Agreement.
(l)Counterparts. This Agreement may be signed in any number of counterparts which, when taken together, will constitute one and the same instrument. Transmission by fax or by electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. This Agreement and any exhibit, amendment or modification may not be denied legal effect or enforceability solely because it is in electronic form, or because an electronic signature or electronic record was used in its formation.
(m)Manner of Performance. Consultant hereby represents that Consultant has the requisite expertise, ability and legal right to render the Services, and that Consultant’s current employer is aware and consents to this consulting relationship. Consultant also agrees to abide by all laws, rules and regulations that apply to Consultant’s performance.
(n)Conflicts of Interest. Consultant has advised Novavax of any relationship with third parties, including competitors of Novavax, which would in Consultant’s reasonable estimate present a conflict of interest with Consultant’s rendering services to Novavax. Consultant will also advise Novavax of any such relationships that arise during the term of this Agreement. Consultant agrees that any such relationship Consultant may have now or in the future will not prevent Consultant from carrying out any of Consultant’s obligations under this Agreement, including, but not limited to, those set forth in Section 6 [Confidential Information]. Consultant further agrees that, in the
CONFIDENTIAL

107830762_2

event any relationship Consultant has or may have with any such third parties does present a conflict of interest, Consultant will seek to resolve such conflict as quickly as reasonably practicable.
(o)Sunshine Act. The Parties acknowledge that certain state or federal laws now or in the future may require Novavax to disclose information regarding compensation, funding, gifts, payments or other remuneration (“Remuneration”) provided to physicians and other members of the health care community. Novavax may report information about Remuneration provided under this Agreement as required by applicable law. Once reported, such information will be publicly accessible.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NOVAVAX, INC. By: /s/ Jesse Oropesa Signature Name: Jesse Oropesa Title: Senior Director, Legal Affairs Date: 08/03/02021	GREGORY F. COVINO By: /s/ Gregory F. Covino Signature Name: Greg Covino Title: Consultant Date: 08/03/2021

CONFIDENTIAL

107830762_2

EXHIBIT A

Services:     “Services” shall mean those services provided by Consultant relating to general assistance to the company including, but not limited to, assessments of new contracts, commercialization readiness and set up, staffing and finance department organization consulting, financial reporting insights, and CFO on boarding, as requested.

Deliverables:     Consultant will provide reports/summaries in a mutually agreed to format (outlines, notes, written summaries, track changes) and timeframe.

Meetings:     Consultant will participate in meetings and discussions (face-to-face meetings/conference calls) as appropriate and reasonably requested by Novavax.

Fees:    Hourly rate $300.00/hr. – Not-to Exceed $75,000
CONFIDENTIAL

107830762_2